EXHIBIT 99.2

ANDRESMIN’S CHIEF GEOLOGIST, LUIS VILLENA, DIES

LIMA, PERU – August 2, 2005 – Andresmin Gold Corporation (“Andresmin” or the “Company”) (OTCBB:ADGD) is sad to announce that Mr. Luis Antonio Villena Calienes, Chief Geologist for Andresmin, died on July 26th at the Ricardo Palma Clinic in Lima Peru.  He was 54 years old.  Mr Villena died from lung failure having suffered for some time from lung complications.  He leaves his wife Lilia and two children, Joel and Luis.

Andresmin President, Mr. Dean de Largie noted, “Luis was an incredible asset to Andresmin, he was instrumental in bringing to fruition our Winicocha project.  Luis was also an asset to the exploration community in general with a great deal of local experience.  Luis was a dedicated Geologist who gave the industry a lifetime of commitment and professionalism.”

Mr. Villena had a long and interesting career as a senior geologist with the Buenaventura team which discovered the 52+ million ounce Yanacocha deposit, now the largest producing gold mine in Latin America and second largest gold mine in the world.  Mr. Villena worked for Buenaventura for over 20 years, and has been involved in a number of projects and discoveries throughout Peru.

Funeral services were held July 28th and Mr Villena was laid to rest in the Gardens of Peace in La Molina, Lima.

Mr. Villena’s duties as Chief Geologist will temporarily be carried out by Mr. de Largie and Mr. Weicker, both Directors of the Company.

About Andresmin Gold Corporation

Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world’s copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin’s flagship project. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.

For further information please contact:
Eugene Toffolo
Toll (888) 689-1620
investor@andresmin.com
www.andresmin.com